STADION INVESTMENT TRUST
SIXTH AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SIXTH AMENDMENT, dated as of the 15th day of January, 2013, to the Custody Agreement dated as of June 1, 2007, as amended September 26, 2007, October 23, 2009, June 18, 2010, March 8, 2012 and December 30, 2012 (the "Custody Agreement"), is entered into by and between STADION INVESTMENT TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit D is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STADION INVESTMENT TRUST	U.S. BANK, N.A.

By: /s/ Judson P. Doherty	By: /s/ Michael R. McVoy

Name: Judson P. Doherty	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Amended Exhibit D to the Custody Agreement - Stadion Investment Trust

DOMESTIC CUSTODY SERVICES Fee Schedule Stadion Investment Trust January 2013

Annual Fee Based Upon Market Value Per Fund
0.70 basis point on average daily market value

Portfolio Transaction Fees
$4.00 per DTC/ Federal Reserve depository transaction/principal paydown.
$25.00 per physical security transaction
$15.00 per mutual fund trade (excluding trades settling at DTC)
$6.00 per short sale or reverse repo transactions
$5.50 per repurchase agreement transaction, Time Deposit, CD or other non-depository transactions
$8.00 per option/future contract written, exercised or expired
$6.50 Fed wire/margin variation Fed wire
$5.00 per Check disbursement

Minimum annual fee per fund - $4,800

$150.00 per segregated account per year

▪  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪  No charge for the initial conversion free receipt.
▪  Overdrafts – charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, and extraordinary expenses based upon complexity.

2